Shire Pharmaceuticals Group plc STOCK EXCHANGE ANNOUNCEMENT 18 November 2004

Shire Pharmaceuticals Group plc (the “Company”)

The Company announces that it was notified on 18 November 2004 under Sections 198 to 202 of the Companies Act that on 17 November 2004 Franklin Resources, Inc. and its affiliates had holdings managed on behalf of investment clients of 63,016,892 ordinary shares of £0.05p each in the capital of the Company. These holdings represent 13.0117 per cent of the issued ordinary share capital of the Company.

T May Company Secretary

For further information please contact:

Investor Relations
Cléa Rosenfeld	+44 1256 894 160

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI) and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com